EQUITY & VESTING AGREEMENT

This Equity & Vesting Agreement (“Agreement”) is entered into as of November 11, 2025, by and between DentonX Outstanding Investment Co. (“Newco” or the “Company”), a Wyoming corporation to be formed and majority-owned by DentonX Inc (“DentonX”) and Outstanding Investment Co., Inc. (“OIC” or the “Manager”), with offices at 2450 Washington Ave Ste 100, San Leandro, CA 94577.

RECITALS

WHEREAS, DentonX and OIC have engaged in discussions regarding a strategic partnership aimed at expanding OIC’s lending and investment operations through DentonX’s structuring, capital markets, and mergers and acquisitions capabilities;

WHEREAS, the parties have agreed in principle that such partnership will include, among other matters, (i) the formation of DentonX Outstanding Investment Co. (“Newco”) as a majority-owned subsidiary of DentonX, (ii) the lease by Newco of OIC’s certain business assets, and (iii) a purchase option for Newco to acquire such assets after an agreed period, based on a negotiated EBITDA multiple;

WHEREAS, the parties now desire to enter into this definitive Equity & Vesting Agreement to set forth the terms and conditions under which Newco shall issue to OIC and its principals 20% of the fully diluted equity of Newco, subject to vesting and claw back as further described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Grant of Equity

1.1 Grant

Upon the closing of the strategic transaction between DentonX, Newco, and OIC (the “Closing Date”), Newco shall issue to OIC and its principals equity representing 20% of the fully diluted share capital of Newco.

1.2 Grant Date

The equity is deemed granted as of the Closing Date.

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2. Vesting

2.1 Vesting Schedule

The equity grant to OIC shall vest over a period of thirty-six (36) months from the Grant Date, with vesting occurring in equal quarterly installments (i.e., 1/12th of the total grant every three months).

2.2 Acceleration

In the event of (a) a Change of Control of Newco or (b) an IPO or public listing of Newco or its successor, all unvested equity shall immediately vest.

3. Claw Back and Forfeiture

3.1 Claw Back

If the Management Agreement between Newco and OIC is terminated for cause, or if OIC voluntarily resigns before full vesting, all unvested shares as of the termination date shall be immediately forfeited and redeemable by Newco at nominal value.

3.2 Good Leaver

If OIC’s termination is not for cause (e.g., due to death, disability, or mutual agreement), the Board may, at its discretion, accelerate vesting of some or all unvested shares.

4. Transfer Restrictions and Right of First Refusal

4.1 Lock-Up

OIC may not transfer, sell, assign, pledge, or otherwise dispose of any vested or unvested shares for the first twelve (12) months following the Grant Date, except with the prior written consent of the Board.

4.2 Right of First Refusal

After the lock-up period, if OIC wishes to transfer any vested shares, DentonX (or Newco, as designated by the Board) shall have a right of first refusal to purchase such shares on the same terms as offered to any third party.

5. Miscellaneous

5.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Wyoming State.

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5.2 Entire Agreement

This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter herein and supersedes all prior discussions, negotiations, or understandings, whether written or oral, relating to such subject matter.

This Agreement forms part of an integrated cooperation structure among Outstanding Investment Co., Inc. (“OIC”), DentonX Outstanding Investment Co. (“Newco”), and DentonX Inc (“DentonX”).

The Parties acknowledge that this Agreement, together with the Management & Earn-Out Agreement (including Schedule A – Management Committee Addendum) and the other definitive agreements executed concurrently herewith, collectively constitute the unified contractual framework through which Newco exercises strategic and operational control over OIC.

Capitalized terms used but not otherwise defined herein shall have the meanings given in the Management Agreement.

5.3 Amendments

Any amendment to this Agreement must be in writing and signed by both parties.

5.4 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Equity & Vesting Agreement as of the date first above written.

DentonX Outstanding Investment Co. (Newco)	Outstanding Investment Co., Inc.
By: /s/ Luis Carlos Ung	By: /s/ Steven Guang Leung
Name: Luis Carlos Ung	Name: Steven Guang Leung
Title: CEO	Title: CEO
Date:	Date: 1/10/2026

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Exhibit A: Vesting Schedule Example

Quarter	% Vested (Cumulative)	Shares Vested (Example)
Q1	8.33%	[Number x 0.0833]
Q2	16.67%	[Number x 0.1667]
Q3	25.00%	[Number x 0.25]
...	...	...
Q12	100%	[Number]

Notes:

“Number” refers to the total number of shares that will be issued to OIC and its principals pursuant to Section 1.1 of this Agreement, representing 20% of the fully diluted equity of Newco as of the Grant Date. The actual number of shares will be determined once Newco is formed and its total capitalization is finalized.

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